                                                                    EXHIBIT 10.3

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.


                                LICENSE AGREEMENT


        THIS LICENSE AGREEMENT dated as of November 3, 1994 (the "Agreement"), is entered into between STUART A. KAUFFMAN, M.D., an individual ("Kauffman"), having a place of business located at 15 Montecito, Santa Fe, New Mexico 87501, and IXSYS, INC., a Delaware corporation ("Ixsys"), having a place of business located at 3550 Dunhill Street, San Diego, California 92121.

                              W I T N E S S E T H :

        WHEREAS, Kauffman owns or has rights in certain technology relating to the random generation of genes.

        WHEREAS, Ixsys desires to obtain, and Kauffman desires to grant to Ixsys, an exclusive worldwide license under Kauffman's rights in certain patent rights and know-how relating to such technology, on the terms and subject to the conditions of the Agreement.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

        For purposes of the Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below:

        1.1 "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

        1.2 "B&K Know-How" shall mean all information and data, which is not generally known, including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing, which are necessary for Ixsys to make, use, develop, sell or seek regulatory approval to market a composition, or to practice a method or process, claimed in the B&K Patent Rights in which Kauffman has an ownership or licensable interest.

        1.3 "B&K Patent Rights" shall mean (a) United States Patent Application Serial No. 08/133,952, filed November 20, 1986, and all foreign counterpart patents and patent applications thereto, and (b) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to such patents and patent applications

(excluding the Random Chemistry Patent Rights if filed as a continuation-in-part to the B&K Patent Rights).

        1.4 "First Commercial Sale" shall mean, with respect to any Product, the first sale for use or consumption by the general public of such Product.

        1.5 "Huse Patent Rights" shall mean United States Patent No. 5,264,5634, and all foreign counterpart patents and patent applications thereto, together with all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to such patents and patent applications.

        1.6 "Net Sales" shall mean, with respect to any product (including any Product), the invoiced sales price of such product or Product billed to independent customers who are not Affiliates, less, to the extent included in the invoiced sales price, (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such independent customers for spoiled, damaged, out-dated, rejected or returned product or Product; (b) actual freight and insurance costs incurred in transporting such product or Product in final form to such customers; (c) cash, quantity and trade discounts; (d) sales, use, value-added and other taxes or governmental charges incurred in connection with the exportation or importation of such product or Product in final form; and (e) the cost to Ixsys of the devices for dispensing or administering such product or Product as well as diluents or similar materials which accompany such product or Product as it is sold.

        1.7 "Person" shall mean an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

        1.8 "Products" shall mean all products which contain or are derived from any compositions, which at the time such compositions are conceived, (a) incorporate, use or are based upon any process, method or composition claimed in a Valid B&K Patent Claim, or (b) if made, used or sold absent the license granted under the Agreement would infringe a Valid B&K Patent Claim.

        1.9 "Random Chemistry Patent Rights" shall mean (a) United States Patent Application Serial No. 08/049,268, filed April 19, 1993, and all foreign counterpart patents and patent applications thereto, and (b) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to such patents and patent applications.

        1.10 "Royalty Term" shall mean, with respect to each Product, the period of time beginning on the date when a valid patent issues in the United States which claims a Valid B&K Patent Claim and ending on the date when all United States patents which claim any Valid B&K Patent Claim have expired or have been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

        1.11 "Territory" shall mean the entire world.

        1.12 "Third Party" shall mean any Person other than Kauffman, Ixsys and their respective Affiliates.

        1.13 "Valid B&K Patent Claim" shall mean a claim of an issued and unexpired patent in the United States included within the B&K Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

        2.1 Kauffman Representations. Kauffman hereby represents and warrants to Ixsys as follows:

                2.1.1 Existence and Power. He is an individual, resident in the State of New Mexico, and competent to conduct his affairs and to enter into and perform his obligations under the Agreement.

                2.1.2 Capacity and Enforcement of Obligations. Kauffman has the capacity and the legal right to enter into the Agreement and to perform his obligations hereunder. The Agreement has been duly executed and delivered by Kauffman, and constitutes a legal, valid, binding obligation, enforceable against Kauffman in accordance with its terms.

                2.1.3 No Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by Kauffman in connection with the Agreement have been obtained.

                2.1.4 No Conflict. The execution and delivery of the Agreement and the performance of Kauffman's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of him.

                2.1.5 Licensed Technology. Kauffman is the sole owner of the B&K Patent Rights, the B&K Know-How and the Random Chemistry Patent Rights and has not granted to any Third Party any license or other interest in the B&K Patent Rights or the B&K Know-How that would limit his ability to exclusively license such rights to Ixsys hereunder.

        2.2 Ixsys Representations. Ixsys hereby represents and warrants to Kauffman as follows:

                2.2.1 Corporate Existence and Power. Ixsys (a) is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated; (b) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of it and would not materially adversely affect its ability to perform its obligations under the Agreement.

                2.2.2 Authorization and Enforcement of Obligations. Ixsys (a) has the corporate power and authority and the legal right to enter into the Agreement and to perform its obligations hereunder and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of Ixsys, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

                2.2.3 No Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by Ixsys in connection with the Agreement have been obtained.

                2.2.4 No Conflict. The execution and delivery of the Agreement and the performance of Ixsys' obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.

                                    ARTICLE 3
                                 LICENSE GRANTS

        3.1 License Grants to Ixsys.

                3.1.1 Exclusive Grant to B&K Technology. Kauffman hereby grants to Ixsys an exclusive license (including the right to grant sublicenses) in the Territory under the B&K Patent Rights and the B&K Know-How to use the processes and methods, and to make, use and sell the compositions, claimed in the B&K Patent Rights or which constitute B&K Know-How.

                3.1.2 Non-Exclusive Grant to B&K Technology. Kauffman hereby grants to Ixsys a non-exclusive, fully paid-up, royalty-free license (including the right to grant sublicenses) in the Territory (a) to use the processes and methods, and to make, use and sell the compositions, disclosed (but not claimed) in the B&K Patent Rights, and (b) to use all information and data, which is not generally known, including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing which are necessary for Ixsys to make, use, develop, sell or seek regulatory approval to market a composition, or to practice a method or process, claimed or disclosed in the B&K Patent Rights.

                3.1.3 Random Chemistry Patent Rights. Kauffman hereby grants to Ixsys a non-exclusive, fully paid-up, royalty-free license (including the right to grant sublicenses) in the Territory under the Random Chemistry Patent Rights to the extent necessary or useful to use the processes and methods, and to make, use and sell the compositions, claimed or disclosed in the B&K Patent Rights or which constitute B&K Know-How.

                3.1.4 Sublicenses. Ixsys shall give written notice to Kauffman of each sublicense under the Agreement promptly after granting the same. Each such sublicense shall be subject to the terms and conditions of the Agreement.

        3.2 Sublicense Grantback to Kauffman.

                3.2.1 B&K Technology. Ixsys hereby grants to Kauffman a limited non-exclusive, fully paid-up, royalty-free sublicense (including the right to grant further sublicenses) in the Territory under the B&K Patent Rights in the Territory to the extent necessary or useful to use the processes and methods, and to make, use and sell the compositions, claimed or disclosed in the Random Chemistry Patent Rights and B&K Know-How. Kauffman's use of the B&K Patent Rights under such sublicense shall be limited to (a) the right to produce catalysts and if necessary, to use such catalysts for a reaction or sequence of reactions in the subsequent production of the discovered chemical molecules, (b) produce substrates in the process claimed by the Random Chemistry Patent Rights in which substrates are significantly modified in such process prior to being identified as candidate compositions or (c) other intermediate compounds or agents for use in the processes and methods claimed in the Random Chemistry Patent Rights but not for use as Products. Kauffman shall not use the B&K Patent Rights or the B&K Know-How under such sublicense to (x) use any composition derived through the limited sublicense as an end product or (y) derive a composition as an end product by any means other than directly through the processes and methods claimed in the Random Chemistry Patent Rights.

                3.2.2 Sublicenses. Kauffman shall give written notice to Ixsys of each sublicense under the Agreement promptly after granting the same. Each such sublicense shall be subject to the terms and conditions of the Agreement.

                3.3 Availability of the B&K Patent Rights and the B&K Know-How. Promptly upon execution of the Agreement, Kauffman shall provide Ixsys with all information available to Kauffman regarding the B&K Patent Rights, the B&K Know-How and, to the extent of the rights granted to Ixsys under the Agreement, the Random Chemistry Patent Rights.

                                    ARTICLE 4
                IXSYS LICENSE AND MAINTENANCE FEES AND ROYALTIES

        4.1 License Fee. In consideration for the grant of the license under the B&K Patent Rights and the B&K Know-How, Ixsys shall pay to Kauffman a license fee in the aggregate amount of ***, payable in installments as follows:

                      Amount                       Payment Date
                      ------                       ------------
                      ***                          November 3, 1994
                      ***                          November 3, 1995
                      ***                          November 3, 1996

        4.2 Annual Maintenance Fee. In consideration for the grant of the license under the B&K Patent Rights and the B&K Know-How, beginning November 3, 1997 and on each anniversary until the expiration or the earlier termination of the Agreement, Ixsys shall pay to Kauffman an annual maintenance fee. Such annual maintenance fee shall equal *** per year prior to, and *** per year after, either the issuance of one or more valid patents in the United States which claim, or the irrevocable rejection of, all material claims originally claimed in United States Patent Application Serial No. 08/133,952, filed November 20, 1986, and claimed within the B&K Patent Rights as of the date hereof; provided, however, that all material claims originally claimed in United States Patent Application Serial No. 08/133,952, filed November 20, 1986, shall be included, and shall not be materially narrowed or materially modified, in the issued claims of such valid issued patent in the United States within the B&K Patent Rights. Notwithstanding the foregoing, if any material claim stated in United States Patent Application Serial No. 08/133,952, filed November 20, 1986, is not included, or has been materially narrowed or materially modified, in the issued claims of such valid issued patent in the United States within the B&K Patent Rights, Ixsys and Kauffman shall negotiate in good faith a reduced annual maintenance fee. Ixsys shall have the right to credit the aggregate amount of all such annual maintenance fees against any royalties payable to Kauffman pursuant to Section 4.4 below.

        4.3 Sublicense Fees.

                4.3.1 Random Chemistry Patent Rights. In consideration for the grant of the license under the Random Chemistry Patent Rights, Ixsys shall pay to Kauffman for each sublicense granted by Ixsys to a Third Party under the Random Chemistry Patent Rights (a) a sublicense fee equal to *** payable upon the grant of such sublicense and (b) a sublicense maintenance fee equal to *** (or until the earlier expiration or termination of each such sublicense).

                4.3.2 B&K Patent Rights Aggregate Sublicense and Maintenance Fees. Ixsys shall pay to Kauffman an amount equal to *** of the aggregate sublicense and maintenance fees received by Ixsys, in excess of *** in any calendar year, in consideration for the grant of all such sublicenses to Third Parties under the B&K



* CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

Patent Rights in any given calendar year. Such payments shall be made by Ixsys to Kauffman on a quarterly basis and shall commence after Ixsys has received in excess of *** in such calendar year.

        4.4 Royalties. In consideration for the grant of the license under the B&K Patent Rights and the B&K Know-How, during the Royalty Term, Ixsys shall pay, on a quarterly basis as set forth in Section 7.1 below, the following royalties to Kauffman:

                4.4.1 On Sales by Ixsys and its Affiliates. With respect to sales in the Territory of Products by Ixsys, its Affiliates or its collaborators, Ixsys shall pay to Kauffman royalties equal to (a) *** of Net Sales of any Product which contains one or more compositions conceived through a process or method claimed in the B&K Patent Rights and which is not modified or altered by Ixsys or others; (b) *** of Net Sales of any Product which contains one or more compositions which are derivatives of any composition conceived through a process or method claimed in the B&K Patent Rights and in which at least one or more amino acid molecule has been modified or altered by Ixsys or others; or (c) *** of Net Sales of any Product which contains one or more compositions which are not conceived through a process or method claimed in the B&K Patent Rights or a derivative thereof, but which are substantially based upon the structure of any composition conceived through a process or method claimed in the B&K Patent Rights.

                4.4.2 On Sales by Third Party Sublicensees.

                (a) With respect to sales in the Territory of Products by Third Party sublicensees, Ixsys shall pay to Kauffman royalties equal to *** percent *** of the aggregate royalties received by Ixsys directly in consideration for the sublicense by Ixsys of the B&K Patent Rights. If the B&K Patent Rights are sublicensed to a Third Party in conjunction with any additional patent or other intellectual property rights of Ixsys, then Ixsys shall, in its reasonable business judgment, apportion the royalties received from the Third Party under this Section 4.4.2(a) which are attributable to the B&K Patent Rights sublicense.

                (b) Notwithstanding the foregoing, if Ixsys grants a sublicense under the B&K Patent Rights to any Third Party, in which such Third Party grants a cross-license under any patent or other intellectual property rights of such Third Party to Ixsys but which is not obligated to pay any royalties to Ixsys calculated on the basis of sales of products by or on behalf of such Third Party, then Ixsys shall pay to Kauffman royalties equal to (i) *** of Net Sales by Ixsys, its Affiliates and sublicensees (other than such Third Party) of each product which incorporates, uses or is based on the B&K Patent Rights and which also incorporates, uses or is based on such cross-licensed patent or other intellectual property rights of such Third Party, or (ii) *** of Net Sales by Ixsys, its Affiliates and sublicensees (other than such Third Party) of each product (other than a Product) which incorporates, uses or is based on such cross-licensed patent or other intellectual property rights of such Third Party.



* CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

                4.4.3 Reduction of Royalties. Notwithstanding the foregoing, the royalties owing from Ixsys to Kauffman under this Section 4.4 shall be subject to the following reductions:

                (a) If a product or a Product incorporates, uses or is based on the Huse Patent Rights, or would infringe the valid claim of the Huse Patent Rights if made, used or sold, then the royalty rates set forth in Sections 4.4.1 and 4.4.2(b) above shall be reduced to *** of the respective percentages set forth therein.

                (b) if any material claim stated in United States Patent Application Serial No. 08/133,952, filed November 20, 1986, is not included, or has been materially narrowed or materially modified, in the issued claims of such valid issued patent in the United States within the B&K Patent Rights, Ixsys and Kauffman shall negotiate in good faith a reduced royalty rate under Sections 4.4.1 and 4.4.2(b) above.

                                    ARTICLE 5
                    KAUFFMAN SUBLICENSE AND MAINTENANCE FEES

        In consideration for the grantback of the sublicense under the B&K Patent Rights, Kauffman shall pay to Ixsys for each sublicense granted by Kauffman to a Third Party under the B&K Patent Rights (a) a sublicense fee equal to *** payable upon the grant of such sublicense, and (b) a sublicense maintenance fee equal to *** payable on each anniversary of the grant of each such sublicense during the Royalty Term (or until the earlier expiration or termination of each such sublicense).

                                    ARTICLE 6
                         ROYALTY REPORTS AND ACCOUNTING

        6.1 Royalty Reports. During the term of the Agreement following the First Commercial Sale of a Product, Ixsys shall furnish to Kauffman a quarterly written report showing in reasonably specific detail (a) the gross sales of each Product sold by Ixsys, its Affiliates and its sublicensees in the Territory during the reporting period and the calculation of Net Sales from such gross sales; (b) the royalties received by Ixsys from Third Parties in consideration for the sublicense of the B&K Patent Rights; (c) the royalties payable, if any, which shall have accrued hereunder based upon the foregoing; and (d) withholding taxes, if any, required by law to be deducted in respect of such sales. Reports shall be due on the 90th day following the close of each quarter. Ixsys shall keep complete and accurate records in sufficient detail to properly reflect all gross sales, Net Sales and sublicense royalties and to enable the royalties payable hereunder to be determined.

        6.2 Audits.

                6.2.1 Independent Accounting. Upon the written request of Kauffman and not more than once in each calendar year, Ixsys shall permit an independent certified



* CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

public accounting firm of nationally recognized standing selected by Kauffman and reasonably acceptable to Ixsys, at Kauffman's expense, to have access during normal business hours to such of the records of Ixsys as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to Kauffman only whether the records are correct or not and the specific details concerning any discrepancies. No other information shall be shared.

                6.2.2 Additional Payment. If such accounting firm concludes that additional royalties were owed during such period, Ixsys shall pay the additional royalties within thirty (30) days of the date Kauffman delivers to Ixsys such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by Kauffman; provided, however, if the audit correctly discloses that the royalties payable by Ixsys for the audited period are more than *** of the royalties actually paid for such period, then Ixsys shall pay the reasonable fees and expenses charged by such accounting firm.

        6.3 Confidential Financial Information. Kauffman shall treat all financial information subject to review under this Article 6 or under any sublicense agreement as confidential, and shall cause his accounting firm to retain all such financial information in confidence under Article 9 below.

                                    ARTICLE 7
                                    PAYMENTS

        7.1 Payment Terms. Royalties shown to have accrued by each royalty report provided for under Article 6 above shall be due on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

        7.2 Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country in the Territory where the Product is sold, Ixsys shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to Kauffman's account in a bank or other depository institution in such country. If the royalty rate specified in the Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

        7.3 Withholding Taxes. Ixsys shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Ixsys, its Affiliates or sublicensees, or any taxes required to be withheld by Ixsys, its Affiliates or sublicensees, to the extent Ixsys, its Affiliates or sublicensees pay to the appropriate governmental authority on behalf of Kauffman such taxes, levies or charges. Ixsys shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Kauffman by Ixsys, its Affiliates or sublicensees. Ixsys shall deliver promptly to



* CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

Kauffman proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

                                    ARTICLE 8
                             DEVELOPMENT OBLIGATIONS

        Ixsys shall use its commercially reasonable efforts to develop, as Ixsys determines is necessary or desirable, such Products as Ixsys determines are commercially feasible in the Territory.

                                    ARTICLE 9
                                 CONFIDENTIALITY

        9.1 Confidential Information. During the term of the Agreement, and for a period of four (4) years following the expiration or earlier termination hereof, Kauffman shall maintain in confidence all information of Ixsys (including samples) disclosed by Ixsys to Kauffman pursuant to the Agreement, if such information of Ixsys (including samples) is (i) disclosed in writing and marked "Confidential" or (ii) disclosed orally and Ixsys has stated prior to or at the time of such disclosure that the information is confidential and Ixsys subsequently reduces such oral disclosure to a writing marked "Confidential" and delivers such marked writing to Kauffman within thirty (30) days if such oral disclosure (collectively, (i) and (ii) above shall be referred to as the "Confidential Information"), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, Affiliates, employees, permitted licensees, permitted assignees and agents, consultants, clinical investigators or contractors, to the extent such disclosure is reasonably necessary in connection with Kauffman's activities as expressly authorized by the Agreement. To the extent that disclosure is authorized by the Agreement, prior to disclosure, Kauffman shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by the Agreement. Kauffman shall notify Ixsys promptly upon discovery of any unauthorized use or disclosure of the Confidential Information.

        9.2 Permitted Disclosures. The confidentiality obligations contained in
Section 9.1 above shall not apply to the extent that (a) Kauffman is (i) required to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, or (ii) Kauffman is required to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that Kauffman shall provide written notice thereof to Ixsys and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or
(b) Kauffman can demonstrate that (i) the disclosed information was or had become public knowledge at the time of such disclosure by Kauffman other than as a result of actions of Kauffman, its Affiliates, employees, permitted licensees, permitted assignees and agents, consultants, clinical investigators or contractors in violation hereof;

(ii) the disclosed information was rightfully known by Kauffman or its Affiliates (as shown by Kauffman's written records) or permitted licensees prior to the date of disclosure to Kauffman by Ixsys; (iii) the disclosed information was received by Kauffman or its Affiliates or permitted licensees on an unrestricted basis from a source unrelated to Ixsys and not under a duty of confidentiality to Ixsys; or (iv) the disclosed information was independently developed by Kauffman, without the use of Confidential Information as evidenced by Kauffman's written records.

        9.3 Terms of the Agreement. Except as otherwise provided in Section 9.2 above, Kauffman shall not disclose any terms or conditions of the Agreement to any Third Party without the prior consent of Ixsys. Notwithstanding the foregoing, Kauffman may disclose the information set forth on Exhibit A attached hereto, to those certain Third Parties with whom Kauffman has, or proposes to enter into, a business relationship.

                                   ARTICLE 10
                                     PATENTS

        10.1 Past Expenses. In consideration for the grant of the license under the B&K Patent Rights, and subject to proof of such past expenditures by Kauffman, Ixsys shall reimburse Kauffman for his past expenses incurred in the prosecution and maintenance of the B&K Patent Rights according to the following schedule:

                      Amount                              Payment Date
                      ------                              ------------

                      ***                                 November 3, 1994
                      ***                                 November 3, 1995
                      ***                                 November 3, 1996

        10.2 Patent Prosecution and Maintenance.

                10.2.1 B&K Patent Rights. Ixsys shall be responsible for and shall control, at its sole cost, the preparation, filing, prosecution and maintenance of all patents and patent applications related to the B&K Patent Rights (including any interference actions related to the B&K Patent Rights) in a commercially reasonable manner. If Ixsys elects to abandon any material claim in any patent application within the B&K Patent Rights without filing a continuation or continuation-in-part application containing such material claim, Kauffman shall have the right to assume control, at his sole cost, of the preparation, filing, prosecution and maintenance of such material claim in any patent application and all patent claims which issue therefrom, and such material claim in such patent application and patent claims shall be excluded from the B&K Patent Rights. Kauffman shall cooperate with Ixsys, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of all patents and other filings referred to in this Section 10.2.1.

                10.2.2 Random Chemistry Patent Rights. Kauffman shall be responsible for and shall control, at his sole cost, the preparation, filing, prosecution and maintenance of all patents and patent applications related to the Random Chemistry Patent Rights



* CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

(including any interference actions relating thereto). Kauffman shall have the right, but not the obligation, to include the claims set forth in United States Patent Application Serial No. 08/049, 268, filed April 19, 1993, as a continuation-in-part to United States Patent Application Serial No. 08/133,952, filed November 20, 1986; provided, however, that such filing shall not (a) alter or impact negatively the claims set forth in United States Patent Application Serial No. 08/133,952, filed November 20, 1986 and licensed to Ixsys hereunder and (b) grant to Kauffman any additional rights to the B&K Patent Rights except as provided for in the Agreement. Ixsys shall cooperate with Kauffman, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of all patents and other filings referred to in this Section 10.2.2.

        10.3 Notification of Infringement. Each party shall notify the other party of any infringement in the Territory known to such party of any Patent Rights of the other party and shall provide the other party with the available evidence, if any, of such infringement.

        10.4 Enforcement of Patent Rights. Ixsys, at its sole expense, shall have the right, at any time and at its sole discretion, to determine the appropriate course of action to enforce the B&K Patent Rights or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce the B&K Patent Rights, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the B&K Patent Rights. Notwithstanding the foregoing, Ixsys shall have no obligation to abate any infringement of the B&K Patent Rights or to file any action to enforce the B&K Patent Rights against an infringing party in the Territory. Neither Kauffman, an Affiliate of Kauffman nor any Third Party shall take any action which (a) claims that the Agreement is invalid and/or (b) seeks or claims damages from Ixsys because Ixsys failed to abate any infringement of the B&K Patent Rights or to file any action to enforce the B&K Patent Rights against any infringing party in the Territory. Kauffman shall fully cooperate with Ixsys in the planning and execution of any enforcement action regarding the B&K Patent Rights. Ixsys shall be entitled to receive all monies recovered upon the final judgment or settlement of any such suit to enforce the B&K Patent Rights; provided, however, that if Ixsys receives monies in excess of Ixsys' aggregate costs associated with any such suit to enforce the B&K Patent Rights (including, but not limited to, attorneys' fees and costs), Ixsys shall pay to Kauffman any royalties owed to Kauffman pursuant to Section 4.4. Ixsys shall reimburse Kauffman for reasonable out-of-pocket expenses incurred by Kauffman in connection therewith; provided, however, that such expenses shall have been approved in advanced, in writing, by Ixsys, which approval shall not be withheld unreasonably.

        10.5 Reimbursement to Ixsys. If Ixsys, its Affiliates or sublicensees incur any un-reimbursed costs, including reasonable attorneys' fees and costs (the "Reimbursement Amount"), in connection with the defense of any claim, demand or action by any Third Party alleging the infringement of a Third Party's patent rights by the exercise of the license rights granted to Ixsys hereunder or the invalidity of any B&K Patent Rights (including, but not limited to, any allowed claims or issued patents in the Territory, including, but not limited to, in Europe or any country thereof), Ixsys shall have the right to credit (a) an amount equal to twenty-five percent (25%) of the Reimbursement Amount against any amounts owed by Ixsys to Kauffman under Section 4.4.2(a) above, and (b) the Reimbursement Amount against any royalties owed to Kauffman under Section 4.4.1 above; provided, however, that (i) Ixsys shall not reduce the amount of the royalties paid to Kauffman under Section 4.4.1 in any payment period to less than *** of the royalties owed to Kauffman under Section
4.4.1 above (after giving effect to any royalty reductions contemplated in Section 4.4.3 above) for such period, and (ii) the aggregate amount of the credits under clauses (a) and (b) above shall not exceed the Reimbursement Amount.

                                   ARTICLE 11
                                   TERMINATION

        11.1 Expiration. Subject to the provisions of Sections 11.2 and 11.3 below, the Agreement shall expire on the date when all issued patents which constitute B&K Patent Rights have expired or have been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise. Upon the expiration of the Agreement, (a) Ixsys shall have a paid-up, non-exclusive license under the B&K Know-How to use the processes and methods, and to make, use and sell the compositions, claimed in the B&K Patent Rights or which constitute B&K Know-How; and (b) the paid-up, non-exclusive licenses granted under Sections 3.1.2, 3.1.3 and 3.2.1 shall survive.

        11.2 Termination by Ixsys. Ixsys may terminate the Agreement, in its sole discretion, upon thirty (30) days prior written notice to Kauffman.

        11.3 Termination for Cause. Except as otherwise provided in Article 13, either party may terminate the Agreement upon or after the breach of any material provision of the Agreement by the other party if the other party has not cured such breach within ninety (90) days after notice thereof by the non-breaching party; provided, however, if any default is not capable of being cured within such ninety (90) day period and the other party is diligently undertaking to cure such default as soon as commercially feasible thereafter under the circumstances, the non-breaching party shall have no right to terminate the Agreement.

        11.4 Effect of Expiration or Termination. Upon the expiration or earlier termination of the Agreement, all rights relating to the grant of the B&K Patent Rights license to Ixsys and all obligations of Ixsys and Kauffman, including without limitation, Ixsys' obligations to pay maintenance or royalty fees pursuant to Sections 4.2 and 4.4, shall terminate. The expiration or earlier termination of the Agreement shall not relieve the parties of any obligation accruing prior to such expiration or earlier termination, including the payment of pro-rata amounts, if any, owed to Kauffman, and the provisions of Articles 9 and 12 shall survive the expiration or earlier termination of the Agreement.



* CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

                                   ARTICLE 12

                                 INDEMNIFICATION

        12.1 Indemnification. Ixsys shall defend, indemnify and hold Kauffman harmless from all claims, demands, liabilities, damages and expenses, including attorneys' fees and costs arising out of any breach of the Agreement by Ixsys, or the gross negligence or willful misconduct of Ixsys, its Affiliates or permitted sublicensees in the performance of its obligations contemplated by the Agreement.

        12.2 Procedure. Kauffman promptly shall notify Ixsys of any liability or action in respect of which Kauffman intends to claim such indemnification, and Ixsys shall have the right to participate in, and, to the extent Ixsys so desires, jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by Ixsys; provided, however, that Kauffman shall have the right to retain his own counsel, at his sole expense, if representation of Kauffman by the counsel retained by Ixsys would be inappropriate due to actual or potential differing interests between Kauffman and any other party represented by such counsel in such proceedings. The indemnity agreement in this Article 12 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of Ixsys, which consent shall not be withheld unreasonably. The failure to deliver notice to Ixsys within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve Ixsys of any liability to Kauffman under this
Article 12, but the omission so to deliver notice to Ixsys will not relieve it of any liability that it may have to Kauffman otherwise than under this Article
12. Kauffman under this Article 12, his employees and agents, shall cooperate fully with Ixsys and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification.

                                   ARTICLE 13

                                  FORCE MAJEURE

        Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

                                   ARTICLE 14

                                  MISCELLANEOUS

        14.1 Notices. Any consent, notice or report required or permitted to be given or made under the Agreement by one of the parties hereto to the other party shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, U.S. first class mail or courier), U.S. first class mail or courier, postage prepaid (where applicable), addressed to such other party at such party's address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in the Agreement) shall be effective upon receipt by the addressee.

        If to Kauffman:             Stuart A. Kauffman, M.D.
                                    15 Montecito
                                    Santa Fe, NM 87501

        with a copy to:             Holtzman, Wise & Shepard
                                    3030 Hansen Way
                                    Palo Alto, CA 94304
                                    Attention:  Thomas L. Barton

        If to Ixsys:                Ixsys, Inc.
                                    3550 Dunhill Street
                                    San Diego, CA 92121
                                    Attention:  Michael J. Hanifin

        with a copy to:             Pillsbury Madison & Sutro
                                    235 Montgomery Street, 15th Floor
                                    San Francisco, CA 94104
                                    Attention: Thomas E. Sparks, Jr.

        14.2 Governing Law. The Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof.

        14.3 Arbitration. Any dispute, controversy or claim originally initiated by either party relating to, arising out of or resulting from the Agreement, or the performance by either party of such party's obligations hereunder, whether before or after termination of the Agreement, shall be finally resolved by binding arbitration. Whenever a party shall decide to institute arbitration proceedings, such party shall give written notice to that effect to the other party. The party giving such notice shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. Any arbitration hereunder shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association. Each such arbitration shall be conducted by a panel of three (3) arbitrators appointed in accordance with such rules. Any such arbitration shall be held in San Diego, California. The arbitrators shall have the authority to grant specific performance, and to allocate between the parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

        14.4 Assignment. Ixsys shall not assign its rights or obligations under the Agreement without the prior written consent of Kauffman; provided, however, that Ixsys may, without such consent, assign the Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger or consolidation or change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under the Agreement.

        14.5 Waivers and Amendments. No change, modification, extension, termination or waiver of the Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.

        14.6 Entire Agreement. The Agreement embodies the entire understanding between the parties and supersedes any prior understanding and agreements between and among them respecting the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of the Agreement which are not fully expressed herein.

        14.7 Severability. Any of the provisions of the Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of the Agreement in any other jurisdiction.

        14.8 Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

        14.9 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first set forth above.




                                      STUART A. KAUFFMAN, M.D.

                                      /S/ STUART A. KAUFMAN, M.D.

                                      IXSYS, INC.

                                      By /S/ JANINE M. TAYLOR
                                         --------------------

                                      Title   Director, Finance & Administration
                                              ----------------------------------

                                    EXHIBIT A

                          Abstract of License Agreement


        Kauffman shall be entitled to inform Third Parties of the existence of the Agreement, but not the terms therein (except Section 3.2.1 as set forth below), and to further inform any potential licensee of the Random Chemistry Patent Rights of the existence of (a) the Kauffman grant to Ixsys of a non-exclusive license under the Random Chemistry Patent Rights, but not the terms therein other than the specific terms of Section 3.1.3 of the Agreement and (b) the Ixsys grantback to Kauffman of a non-exclusive sublicense under the B&K Patent Rights, including the terms set forth in Section 3.2.1 of the Agreement.